Exhibit 10.31

Brian Krueger	Unisys Corporation	215 986 5558
Vice President	Unisys Way	Fax
Global Recruiting	Blue Bell PA 19424	215 986 0618

UNISYS

May 1, 2007

Richard Marcello

19 Pinnacle Road

Harvard, MA 01451

Dear Rich:

CONGRATULATIONS!

I am pleased to extend an offer of employment to you as President, Systems & Technology of Unisys Corporation, reporting to Joe McGrath. This position will be based in Blue Bell, Pennsylvania. At our next regularly scheduled Board of Directors meeting, we will recommend you for election as a corporate officer, Sr. Vice President of Unisys Corporation. Attached is the Unisys Elected Officer Supplemental Benefits Summary.

This offer is made to you at a monthly salary of $37,500, which is equivalent to $450,000 annual salary. The Unisys preferred method of salary payment is through direct deposit to the employee’s bank account. You will be eligible to participate in the 2007 Executive Variable Compensation Plan (“2007 EVC Plan”) with a target of 85% of your base salary in effect at the end of the plan year. During your first year, your incentive target will be guaranteed pro-rata from your start date through the end of the calendar year and will be paid at the same time that other participants in the 2007 EVC Plan are paid or would have been paid. For 2008, your incentive target will be guaranteed pro-rata from January 1, 2008 until May 13, 2008. You will be paid the guaranteed portion of your bonus at the same time that other bonuses for other participants in the 2008 Executive Variable Compensation Plan (“2008 EVC Plan”) are paid or would have been paid. To the extent permitted by applicable law, you must continue to be actively employed on a full-time basis through the 2007 EVC Plan and 2008 EVC Plan payout dates to be eligible to receive an award for that particular year. Incentive payouts and participation for the remainder of 2008 and for subsequent years will be determined in accordance with the terms of the incentive plan then in effect or any other incentive plan for which you may be eligible.

In addition, a recommendation will be made to the Compensation Committee of the Board of Directors at its next scheduled meeting that you be granted 50,000 restricted stock units (“RSUs”), awarded under the terms of the 2003 Long-Term Incentive and Equity Compensation Plan. These RSUs will vest 1/3 on the first anniversary of the date of grant (rounded up to the nearest whole share), 1/3 on the second anniversary of the date of the grant and the remainder on the third anniversary of the date of the grant and will be payable in shares of Unisys common stock. The date of grant will be the later of the date of the Compensation Committee meeting or the day after your hire date. You will be required to sign a restricted stock unit award agreement containing a non-compete clause and this agreement must be returned in its entirety within sixty days of the date of receipt.

A recommendation will also be made to the Compensation Committee of the Board of Directors at its next scheduled meeting, that you be awarded a stock option grant of 50,000 shares of Unisys Common

Rich Marcello

May 1, 2007

Stock, which is conditional on your signing a Stock Option Agreement containing a non-compete clause. This agreement is issued from Executive Compensation after your recommended grant is approved. You will have sixty days from date of receipt to sign and return your agreement, or your grant may be forfeited. The grant price will be the fair market value on the date of grant, which is the later of the date of the Compensation Committee meeting or the day after your hire date. For these purposes, fair market value is defined as, the grant price on any date, the average of the high and low quoted sales prices of a share of Company Common Stock, sold regular way, through the close of the New York Stock Exchange at 4:00 PM US Eastern Standard Time on such date or, if there were no sales on such date, on the last preceding date on which a sale was reported. The vesting of shares of stock subject to the stock option grant is as follows: 1/3 on the first anniversary of the date of grant (rounded up to the nearest whole share), 1/3 on the second anniversary of the date of the grant and the remainder on the third anniversary of the date of the grant. This stock option grant will expire on the fifth anniversary of the date of grant.

In addition, Unisys will also provide you with a sign-on bonus payment of $50,000 within the first month of your employment. Should you leave prior to completing 12 months of service you are required to repay in full. Any unpaid amounts will be deducted from your final paycheck and/or any other amounts due to you from Unisys – including (but not limited to): bonuses, travel reimbursements, commissions – to the extent permitted by law. Any amounts recovered by Unisys shall not relieve your obligation to repay in full.

The For Your Benefit brochure provides an overview of the Unisys benefits programs. Unisys provides Day One Coverage for some of the benefits offered, and allows you to make your elections prior to your first day of employment. Shortly after Unisys receives acceptance of this offer of employment and signed documentation, you will be sent information from the Unisys Concierge that will instruct you on how to enroll for benefits. As a Unisys employee, you will be immediately eligible to participate in the Unisys 401 (k) Savings Plan.

Employment is contingent upon the completion of required forms, which include, but may not be limited to, the following: proof of employment eligibility and identity under the Immigration Reform Control Act of 1986 (including making all arrangements necessary to assure the timely completion of the I-9 Employment Eligibility Verification Form within three (3) days from the start of your employment), and signing of the enclosed Employee Proprietary Information, Inventions and Non-Competition Agreement. This offer is also contingent upon there being no post-employment limitation for you from your former employer that would prohibit or limit you from performing duties on behalf of Unisys.

Unisys is committed to maintaining its competitive position in the employment marketplace. However, it is agreed that neither this offer of employment, nor the maintenance of personnel policies, procedures and benefits, including, but not limited to those found in the “For Your Benefit” brochure, creates a contract of employment.

Rich, we look forward to you joining the team at Unisys! We expect that you will find many challenges and rewards awaiting you here. Should you have any questions, please feel free to contact

Rich Marcello

May 1, 2007

me at 215-986-5558. Please fax a signed copy of the last page of this letter and Employee Proprietary Information form to me at 215-986-0618 by Friday, May 4 and send originals via return mail in the enclosed envelope.

Sincerely,

/s/ Brian Krueger
Brian Krueger
Vice President Global Recruiting

cc:	Joseph W. McGrath
Pat Bradford

Enc.	Employee Proprietary Information Form
Unisys Elected Officer Supplemental Benefits Summary
For Your Benefit
Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan